UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2016

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 12, 2016, PerkinElmer, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities plc and Barclays Bank PLC, as representatives of the several underwriters named in the Underwriting Agreement, for the issuance and sale by the Company of €500,000,000 aggregate principal amount of 1.875% Senior Notes due 2026 (the “Notes”) in a public offering pursuant to a registration statement on Form S-3 (File No. 333-210279) and a related preliminary prospectus supplement and final prospectus supplement filed with the Securities and Exchange Commission (the “Offering”).

The Company expects that the net proceeds from the sale of the Notes will be approximately €491 million after deducting the underwriting discount and estimated offering expenses. The Company intends to use the net proceeds of the Offering to reduce amounts outstanding under the Company’s senior unsecured revolving credit facility. To the extent that any net proceeds of the Offering remain, the Company intends to use such proceeds for general corporate purposes.

The Notes will be issued pursuant to an indenture (the “Indenture”), dated as of October 25, 2011, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Third Supplemental Indenture, to be dated as of July 19, 2016, between the Company, the Trustee and Elavon Financial Services DAC, UK Branch, as the paying agent (the “London Paying Agent”) and will be subject to a paying agency agreement, to be dated as of July 19, 2016, by and between the Company, the Trustee, the London Paying Agent and Elavon Financial Services DAC, as transfer agent and registrar.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: July 14, 2016	By:	/s/ John L. Healy
John L. Healy Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 12, 2016, among the Company and J.P. Morgan Securities plc and Barclays Bank PLC, as representatives of the several underwriters named in the Underwriting Agreement.